                         Exhibit 11


    Statement Regarding Computation of Per Share Earnings
     (Share Amounts in Thousands Except Per Share Data)


                                        Twelve Months Ended
                                    December 26,    December 27,
                                         1998        1997

Net Earnings (in millions) (a)            $ 25.2         $ 49.4

Actual outstanding Common and
Class B shares at beginning
of period                                 55,209         55,404

Sum of weighted average activity
of:(1) Common and Class B shares
issued for stock options (2)
repurchases of Common and
Class B stock and (3)
cancellation of outstanding
oustanding stock options                     615           (21)

Weighted Basic Shares (b)                 55,824         55,383

Effect of assumed exercise of
Common stock equivalents                     543            271

Weighted diluted Shares (c)               56,367         55,654

Basic earnings per share (a/b)            $ 0.45         $ 0.89

Diluted earnings per share
(a/c) (a/c)                                 0.45           0.89
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